UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13D

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

MFA FINANCIAL, INC.
(Name of Issuer)

Common stock, par value $0.01 per share
(Title of Class of Securities)

55272X102
(CUSIP Number)

John F. Hartigan, Esq.
Morgan, Lewis & Bockius LLP
300 S. Grand Avenue, 22nd Floor
Los Angeles, CA 90071
(213) 612-2500
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 10, 2020
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Athene Annuity and Life Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Iowa
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 8,889,385.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 8,889,385.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,889,385.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Athene Annuity & Life Assurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Athene USA Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Iowa
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Athene Life Re Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Athene Holding Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Insurance Solutions Group LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS AISG GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Life Asset, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Life Asset GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 11,111,731.50
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 11,111,731.50
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,111,731.50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Omaha Equity Aggregator, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 8,333,799
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 8,333,799
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,333,799
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS AP Omaha Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 8,333,799
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 8,333,799
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,333,799
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Hybrid Value Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 8,333,799
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 8,333,799
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,333,799
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Hybrid Value Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 8,333,799
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 8,333,799
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,333,799
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS APH Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 8,333,799
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 8,333,799
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,333,799
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 55272X102
1	NAME OF REPORTING PERSONS Apollo Principal Holdings III GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 8,333,799
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 8,333,799
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,333,799
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON CO

This Amendment No. 1 to Schedule 13D is filed by: (i) Athene Annuity and Life Company (“AAIA”); (ii) Athene Annuity & Life Assurance Company (“AADE”); (iii) Athene USA Corporation (“Athene USA”); (iv) Athene Life Re Ltd. (“Athene Life Re”); (v) Athene Holding Ltd. (“Athene Holding”); (vi) Apollo Insurance Solutions Group LP (“AISG”); (vii) AISG GP Ltd. (“AISG GP”); (viii) Apollo Life Asset, L.P. (“Apollo Life”); (ix) Apollo Life Asset GP, LLC (“Apollo Life GP”); (x) Apollo Capital Management, L.P. (“Capital Management”); (xi) Apollo Capital Management GP, LLC (“Capital Management GP”); (xii) Apollo Management Holdings, L.P. (“Management Holdings”); (xiii) Apollo Management Holdings GP, LLC (“Management Holdings GP”); (xiv) Omaha Equity Aggregator, L.P. (“Apollo Purchaser”); (xv) AP Omaha Advisors, LLC (“Omaha Advisors”); (xvi) Apollo Hybrid Value Advisors, L.P. (“Hybrid LP”); (xvii) Apollo Hybrid Value Capital Management, LLC (“Hybrid Management”); (xviii) APH Holdings, L.P. (“APH Holdings”); and (xix) Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP”) and supplements and amends the Schedule 13D filed on July 6, 2020 (the “Initial Schedule 13D”).

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Initial Schedule 13D. Responses to each item of this Schedule 13D/A are incorporated by reference into the response to each other item, as applicable.

Item 1.                                 Security and Issuer

Item 2.                                 Identity and Background

Item 3.                                 Source and Amount of Funds

Item 4.                                 Purpose of the Transaction

On December 10, 2020, the Issuer entered into a Purchase and Sale Agreement, by and among the Issuer, Apollo Purchaser, AAIA, and AADE, pursuant to which Apollo Purchaser, AAIA, and AADE agreed to sell to the Issuer a portion of the Warrants exercisable for an aggregate of 17,593,575.5 Warrant Shares for an aggregate price of $33,650,028.11.

Item 5.                                 Interest in Securities of the Issuer

(a) & (b) Information in Rows 7 to 13 of the respective cover pages of the individual Reporting Persons are incorporated into this Item 5 by reference.  The aggregate beneficial ownership of the Common Stock by the Reporting Persons is as follows:

Sole Voting Power	0
Shared Voting Power	19,445,530.5
Sole Dispositive Power	0
Shared Dispositive Power	19,445,530.5

The Reporting Persons’ aggregate percentage beneficial ownership of the total amount of Common Stock outstanding is 4.3%, based on a total of 453,333,220 shares of Common Stock outstanding as of October 29, 2020, as reported on the Issuer’s Form 10-Q for the quarterly period ended September 30, 2020.

(c) The following Reporting Persons effected the following transactions during the past 60 days:

Date	Reporting Person	Transaction	Aggregate Sale/Purchase Price	Method
12/10/2020	Apollo Purchaser	Sale of Warrants exercisable for an aggregate of 13,889,665 Warrant Shares	$27,057,067.42	Pursuant to Purchase and Sale Agreement, dated as of Dec. 10, 2020, by and among the Issuer, Apollo Purchaser, AAIA, and AADE
12/10/2020	AAIA	Sale of Warrants exercisable for an aggregate of 2,963,128.50 Warrant Shares	$5,274,368.73
12/10/2020	AADE	Sale of Warrants exercisable for an aggregate of 740,782 Warrant Shares	$1,318,591.96

12/3/2020	Apollo Purchaser	Sale of 759,012 shares of Common Stock	$2,883,955.93	Open market transaction
12/3/2020	AAIA	Sale of 355,809 shares of Common Stock	$1,350,065.66
12/3/2020	AADE	Sale of 150,199 shares of Common Stock	$572,571.62
12/2/2020	AAIA	Sale of 244,987 shares of Common Stock	$921,763.59
12/2/2020	Apollo Purchaser	Sale of 367,481 shares of Common Stock	$1,382,647.26

(e) On December 10, 2020, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Issuer’s Common Stock.

Item 6.                                 Contracts, Arrangements, Understandings or Relationships With Respect To Securities of the Issuer

Purchase and Sale Agreement

On December 10, 2020, the Issuer entered into a Purchase and Sale Agreement, by and among the Issuer, Apollo Purchaser, AAIA, and AADE, pursuant to which Apollo Purchaser, AAIA, and AADE agreed to sell to the Issuer a portion of the Warrants exercisable for an aggregate of 17,593,575.5 Warrant Shares for an aggregate price of $33,650,028.11.

Item 7.                                 Material to Be Filed as Exhibits

Exhibit	Description
Exhibit E	Purchase and Sale Agreement, dated as of December 10, 2020, by and among MFA Financial, Inc., Omaha Equity Aggregator, L.P., Athene Annuity and Life Company and Athene Annuity & Life Assurance Company

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 14, 2020

ATHENE ANNUITY AND LIFE COMPANY

By:	Apollo Insurance Solutions Group LP,
its investment adviser

	By:	AISG GP Ltd.,
its general partner

		By:	/s/ Matthew S. O’Mara
Matthew S. O’Mara
Authorized Signatory

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By:	Apollo Insurance Solutions Group LP,
its investment adviser

	By:	AISG GP Ltd.,
its general partner

		By:	/s/ Matthew S. O’Mara
Matthew S. O’Mara
Authorized Signatory

ATHENE USA CORPORATION

By:	Apollo Insurance Solutions Group LP,
its investment adviser

	By:	AISG GP Ltd.,
its general partner

		By:	/s/ Matthew S. O’Mara
Matthew S. O’Mara
Authorized Signatory

ATHENE LIFE RE LTD.

By:	Apollo Insurance Solutions Group LP,
its investment adviser

	By:	AISG GP Ltd.,
its general partner

		By:	/s/ Matthew S. O’Mara
Matthew S. O’Mara
Authorized Signatory

ATHENE HOLDING LTD.

By:	Apollo Insurance Solutions Group LP,
its investment adviser

	By:	AISG GP Ltd.,
its general partner

		By:	/s/ Matthew S. O’Mara
Matthew S. O’Mara
Authorized Signatory

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd.,
its general partner

	By:	/s/ Matthew S. O’Mara
Matthew S. O’Mara
Authorized Signatory

AISG GP LTD.

By:	/s/ Matthew S. O’Mara
Matthew S. O’Mara
Authorized Signatory

APOLLO LIFE ASSET, L.P.

By:	Apollo Life Asset GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO LIFE ASSET GP, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

OMAHA EQUITY AGGREGATOR, L.P.

By:	AP Omaha Advisors, LLC,
its general partner

	By:	Apollo Hybrid Value Advisors, L.P.,
its sole member

		By:	Apollo Hybrid Value Capital Management, LLC,
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AP OMAHA ADVISORS, LLC

By:	Apollo Hybrid Value Advisors, L.P.,
its sole member

	By:		Apollo Hybrid Value Capital Management, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO HYBRID VALUE ADVISORS, L.P.

By:	Apollo Hybrid Value Capital Management, LLC,
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO HYBRID VALUE CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APH HOLDINGS, L.P.

By:	Apollo Principal Holdings III GP, Ltd.,
its general partner

	By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President